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                           SCHEDULE 14A INFORMATION


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )



Filed by the Registrant                                                    [X]
Filed by a Party other than the Registrant                                 [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ]  Confidential, for Use of the
                                             Commission Only (as permitted)
                                             by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12




                              CENTURA BANKS, INC.
               (Name of Registrant as Specified in its Charter)


     (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule, or Registration Statement No.:

3) Filing Party:

4) Date Filed:


--------------------------------------------------------------------------------
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

                               CENTURA BANKS, INC.




March 16, 1999


Dear Shareholder:

     The 1999 Annual Meeting of Shareholders of Centura Banks, Inc. will be held at 10:00 a.m. on Wednesday, April 21, 1999, at Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina. The meeting agenda is described in the attached Notice of Annual Meeting and Proxy Statement.

     If you are a shareholder of record, we urge you to send in your proxy promptly for the Annual Meeting, whether or not you plan to attend. Giving your proxy will not affect your right to vote in person if you attend. If you prefer you may vote your proxy by telephone, using the toll-free number printed on the proxy. Whatever your method of choice, please vote your shares at your earliest convenience. See the attached Proxy Statement for further information regarding your rights to vote your proxy.

     Centura's audited financial statements and other required disclosures are presented in the 1998 Annual Report on Form 10-K, a copy of which accompanies the Proxy Statement. Centura's 1998 Annual Report to shareholders will be mailed to you under separate cover upon your request pursuant to instructions accompanying the proxy.

     We would like to welcome as shareholders those persons who purchased Centura's stock during 1998.


                                        Sincerely,


                                        /s/ Cecil W. Sewell, Jr.
                                        --------------------------
                                        Cecil W. Sewell, Jr.
                                        Chairman of the Board and
                                        Chief Executive Officer



                 YOUR PROXY IS IMPORTANT...PLEASE VOTE PROMPTLY

                              [CENTURA BANKS, INC.]


                            134 North Church Street
                       Rocky Mount, North Carolina 27804


                   ----------------------------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 21, 1999
                   ----------------------------------------

     Notice is hereby given that the annual meeting of the shareholders of Centura Banks, Inc. will be held at Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina on Wednesday, April 21, 1999, at 10:00 a.m. for the following purposes:

      1. To elect seven Class III directors for terms of three years;

      2. To act upon such other matters as may properly come before said meeting and any adjournment thereof.

     Only shareholders of record at the close of business on February 26, 1999, will be entitled to notice of and to vote at the annual meeting.



                                        /s/ Joseph A. Smith, Jr.
                                        -------------------------
                                        Joseph A. Smith, Jr.
                                        Corporate Secretary

March 16, 1999


YOUR PROXY IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. YOU ARE REQUESTED TO FILL IN, DATE, SIGN, AND RETURN THE PROXY SUBMITTED HEREWITH IN THE ENCLOSED ENVELOPE OR TO VOTE BY TELEPHONE IN THE MANNER DESCRIBED IN THE PROXY. THE GIVING OF SUCH PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

                              CENTURA BANKS, INC.
                            134 NORTH CHURCH STREET
                       ROCKY MOUNT, NORTH CAROLINA 27804


                                PROXY STATEMENT


                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

                                APRIL 21, 1999

     This proxy statement is furnished to all shareholders in connection with the solicitation by the Board of Directors of Centura Banks, Inc. ("Centura") of proxies to be used at the annual meeting of shareholders to be held at Edgecombe Community College, 225 Tarboro Street, Rocky Mount, North Carolina, at 10:00 a.m. on April 21, 1999, and at all adjournments thereof (the "Annual Meeting").

     The matters to be considered and voted upon at the Annual Meeting will be:
(1) election of seven Class III directors for terms of three years and (2) action upon such other matters as may properly come before the Annual Meeting and any adjournment thereof.

     This proxy statement and the accompanying proxy are being mailed on or about March 16, 1999.


                                    PROXIES

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy or who votes shares by telephone has the right to revoke such proxy or telephone vote at any time before the Annual Meeting by filing with Cecil W. Sewell, Jr., Chairman of the Board and Chief Executive Officer of Centura, an instrument revoking it, or by executing a proxy bearing a later date, or by telephonic notice revoking such vote or by attending the Annual Meeting and voting in person. All shares represented by valid proxies received pursuant to this solicitation that are not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the nominees for election to the Board of Directors. The Board of Directors is not aware of any other matters that may be presented for consideration at the Annual Meeting, but, if other matters do properly come before the meeting, it is intended that all shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

     Solicitation of proxies may be made in person or by mail, or by telephone or facsimile transmission, by directors, officers, and regular employees of Centura, none of whom will be specially compensated therefor. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and secure voting instructions, if necessary, and will be reimbursed for the reasonable out-of-pocket expenses incurred in sending such solicitation materials to beneficial owners. Centura has retained W. F. Doring & Company to aid in the solicitation of proxies and to verify certain records relating to the solicitation at a fee not to exceed $3,000 plus expenses.

     The persons named on the proxy to represent shareholders at the Annual Meeting are Charles T. Lane of Rocky Mount, North Carolina and O. Tracy Parks III of Pinehurst, North Carolina.

     The costs of preparing, assembling, and mailing this proxy statement and proxies and the costs associated with the solicitation of such proxies will be borne by Centura. Shareholders are urged to return their proxies without delay.



                                 VOTING RIGHTS

     The Board of Directors of Centura has fixed the close of business on February 26, 1999, as the record date (the "Record Date") for the determination of shareholders of Centura entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 26,775,003 shares of the common stock of Centura, no par value per share ("Centura Common Stock"), issued and outstanding and held by holders of record. Each share of Centura Common Stock issued and outstanding as of the Record Date is entitled to one vote on each matter to be voted on at the Annual Meeting.

     Of the 26,775,003 shares of Centura Common Stock outstanding on the Record Date, 1,323,025 shares (representing 4.9%) were held by the Asset Management Department of Centura's wholly-owned subsidiary, Centura Bank ("Centura Bank"), in a fiduciary capacity, which shares are included in the total outstanding shares eligible to vote or to be counted in determining the total number of shares entitled to vote on each matter to be voted on at the Annual Meeting.

     Some of Centura's shareholders are participants in the Centura Banks, Inc. Dividend Reinvestment Stock Purchase Plan (the "Dividend Reinvestment Plan") and, as such, are beneficial owners of shares that are held of record by Registrar and Transfer Company, Cranford, New Jersey ("R & T"), as agent under the Dividend Reinvestment Plan. Such shares are eligible to vote and be counted at the Annual Meeting and, under the terms and conditions of the Dividend Reinvestment Plan, R&T will vote such shares in accordance with the directions of shareholders. Shareholders participating in the Dividend Reinvestment Plan will be mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock held of record by R&T under such plan. Should the shareholder fail to execute and deliver the proxy to R&T prior to the Annual Meeting, R&T will not vote said shares. Rights of shareholders to direct voting under the Dividend Reinvestment Plan arise and are created solely under said plan.

     Also included among the total number of shares entitled to vote and be counted at the Annual Meeting are shares held by Centura Bank as trustee (the "Trustee") under the Centura Banks, Inc. 401(k) Plan (the "401(k) Plan"). Each participant under the 401(k) Plan is entitled to direct the Trustee as to the manner in which the shares of Centura Common Stock allocated to such participant's Centura Common Stock fund under the 401(k) Plan are to be voted. Each such participant is being mailed a copy of the notice of the Annual Meeting, a copy of this proxy statement, and a proxy that will be used to direct the voting of shares of Centura Common Stock allocated to a participant's Centura Common Stock fund under the 401(k) Plan. Upon receipt of the proxies and tabulation of the vote of the participants under the 401(k) Plan, the Trustee will vote the Centura Common Stock held under the 401(k) Plan as instructed. Any shares of Centura Common Stock held under the 401(k) Plan that are eligible to vote but as to which the Trustee receives no voting instructions will be voted by the Trustee in its discretion. Rights of shareholders to direct voting under the 401(k) Plan arise and are created pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), and the terms of the plan.


                             ELECTION OF DIRECTORS

     The Restated Articles of Incorporation of Centura require that the Board of Directors be comprised of not less than 15 nor more than 30 members, as specified in the Bylaws of Centura, divided into three classes that are equal or nearly equal in number to each other. Centura's organizational documents authorize the Board of Directors to amend the Bylaws from time to time to specify the number of members of the Board within the range just mentioned. The term of one class expires each year, with the terms of Class III directors expiring at the Annual Meeting.

     At its meeting on February 17, 1999, the Board of Directors amended the Bylaws to provide that the number of directors of Centura would be twenty-three, comprised of eight Class I directors, eight Class II directors and seven Class III directors. The Board of Directors then nominated the seven persons named below for election as Class III directors. If elected, each of the persons nominated to serve as a Class III director shall serve a term of three years or until his or her successor is elected and qualified. The Bylaws of Centura provide that a vacancy in the Board of Directors may be filled only by the Board of Directors. Shareholders may not vote for a greater number of persons than the number of nominees named herein.

     In connection with Centura's agreement to acquire First Coastal Bankshares, Inc., a Virginia thrift holding company, Centura has agreed to add Floyd E. Kellam, Jr., a First Coastal director, to Centura's board of directors. At the time of closing of the First Coastal acquisition, the Centura board will amend the Bylaws to increase its number to twenty-four and will elect Mr. Kellam to the Centura board of directors to serve as a Class I director. Mr. Kellam will serve in such capacity until he reaches the mandatory retirement age of seventy in November 1999. The First Coastal transaction is currently anticipated to be completed late in the first quarter of 1999.

     The persons nominated below will be elected if they receive a plurality of the votes cast for their election. Unless authority is withheld on the proxy, all proxies received in response to this solicitation will be voted for the election of the persons nominated below, except that if any of said persons shall become unavailable for election, such proxies will be voted for the election of such persons as management shall designate in substitution for the nominees so unavailable. Management has no reason to believe that any of its nominees will be unavailable for election.

     The Board of Directors recommends the election of the persons named below as directors at the Annual Meeting. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable North Carolina law, a broker non-vote will have no effect on the outcome of the election of directors.

                                   NOMINEES



                                                                                                        Term To
                                                                                                       Expire at
                                                  Principal Occupation And Business        Director    Meeting For
Name                               Age (1)        Experience For The Past Five Years        Since       The Year      Class
-------------------------------   ---------   -----------------------------------------   ---------   ------------   ------
H. Tate Bowers                       61       Chief Executive Officer, Bowers Fibers,       1996          2002         III
                                                Inc. (textile manufacturer)
Bernard W. Franklin (2)              46       President, Saint Augustine's College          1998          2002         III
                                                since March 31, 1995; prior to that,
                                                President, Livingstone College,
                                                Salisbury, NC.
Susan E. Gravely                     48       President, Vietri, Inc. (wholesale            1998          2002         III
                                                distributor of Italian dinnerware and
                                                decorative accessories)
John H. High                         62       President, John H. High & Co., Inc.           1990          2002         III
                                                (real estate development)
Robert L. Hubbard                    64       President and CEO, RLH Associates             1990          2002         III
                                                since January 1, 1997 (management
                                                consultants); prior to that, Vice
                                                Chairman, Americal Corporation
                                                (hosiery manufacturer)
William H. Redding, Jr.              62       President, Acme-McCrary Corporation           1995          2002         III
                                                (textile manufacturer)
Charles M. (Terry) Reeves III        55       President, Reeves Properties, Inc. (real      1990          2002         III
                                                estate development)

---------
(1) As of April 15, 1999.

(2) Dr. Franklin also serves as a director of Food Lion, Inc.

                        DIRECTORS CONTINUING IN OFFICE



                                                                                                          Term To
                                                                                                         Expire at
                                                Principal Occupation And Business             Director  Meeting For
Name                        Age (1)             Experience For The Past Five Years             Since     The Year    Class
-------------------------- --------- ------------------------------------------------------- --------- ------------ ------
Richard H. Barnhardt          64     Chairman, Best of Beers, L.L.C. (beer distributor)        1990        2000        I
                                       since 1998; prior to that, President, Properties, Inc.
                                       (real estate development)
C. Wood Beasley               69     President, Wood Beasley Farms, Inc.                       1990        2001       II
Thomas A. Betts, Jr. (2)      57     Since November 3, 1997, Senior Insurance Officer,         1990        2001       II
                                       Centura Insurance Services, Inc.; prior to that date,
                                       partner, Betts & Company (insurance broker and
                                       agent)
Ernest L. Evans               54     President, ELE, Inc., (agri-business management           1996        2000        I
                                       company)
Michael K. Hooker (3)         53     Chancellor, University of North Carolina at Chapel        1996        2000        I
                                       Hill since July 1995; prior to that, President,
                                       University of Massachusetts
William H. Kincheloe (4)      61     President, Bulluck Furniture Company, Inc. and            1990        2000        I
                                       Wildwood Lamps and Accents, Inc.
Charles T. Lane               67     Partner, Poyner & Spruill, L.L.P. (Attorneys at law)      1990        2000        I
Joseph H. Nelson (5)          67     Chairman and President, Davenport Motor Company           1996        2001       II
                                       (automobile sales)
Dean E. Painter, Jr. (6)      55     Chairman, CLG, Inc. (technology leasing) (7)              1996        2001       II
O. Tracy Parks, III           55     Partner, Parks, Pate & Scarborough, L.L.P.                1990        2000        I
                                       (Attorneys at law)
Frank L. Pattillo             56     Vice Chairman, Centura, since April 1998; prior to        1990        2001       II
                                       that date, Group Executive Officer of Centura from
                                       February 1997 to April 1998; Group Executive
                                       Officer and Chief Financial Officer, Centura, from
                                       April 1996 to February1997; prior to that, Senior
                                       Executive Vice President and Chief Financial
                                       Officer, Centura
Cecil W. Sewell, Jr.          52     Chairman of the Board and Chief Executive Officer,        1990        2000        I
                                       Centura from April 1998; Chairman of the Board,
                                       Chief Executive Officer and President, Centura,
                                       from February, 1997 through April 1998; President
                                       and Chief Operating Officer, Centura, from 1993
                                       through February, 1997.
George T. Stronach III        58     Real Estate Developer                                     1996        2001       II
Alexander P. Thorpe III       61     President, Thorpe & Company, Inc. (investment             1990        2001       II
                                       company)
William H. Wilkerson          52     President, Centura, since April 1998; Group Executive     1990        2001       II
                                       Officer of Centura from April 1996 through April
                                       1998; prior to that Executive Vice President,
                                       Centura
Charles P. Wilkins            54     Partner, Broughton, Wilkins, Webb, & Sugg, P.A.           1996        2000        I
                                       (Attorneys at law)

---------
(1) As of April 15, 1999.

(2) Betts & Company was acquired by Centura on November 3, 1997. Prior to such acquisition, Betts & Company was not affiliated with Centura or any of its subsidiaries; however, Mr. Betts was a director of Centura prior to such acquisition.

(3) Dr. Hooker also serves as a director of ALLTEL Corporation.

(4) Mr. Kincheloe also serves as a director of North Carolina Railroad Company.


(5) Mr. Nelson also serves as a director of Commonwealth Dealers Life Insurance Co.

(6) Mr. Painter also serves as a director of CCAir, Inc.

(7) CLG, Inc. was acquired by Centura in November 1996, and is maintained as a subsidiary of Centura Bank. Prior to such acquisition, CLG, Inc. was not affiliated with Centura or any of its subsidiaries.

                      COMMITTEES AND DIRECTOR ATTENDANCE

     During the year ended December 31, 1998, the Board of Directors of Centura held six meetings. During 1998, each director other than C. Wood Beasley attended 75% or more of the aggregate of Board of Directors meetings and meetings of committees of the Board of Directors on which each director served.


     The Executive Committee is composed of Messrs. Sewell (Chairman), Kincheloe, Nelson, Parks, Redding, Reeves, Thorpe and Wilkins. The Executive Committee reviews overall strategic plans developed by management, deals with tactical issues relating to corporate development, and acts on behalf of the Board of Directors between Board meetings. The Board of Directors subsequently reviews the actions taken by the Executive Committee and either approves, disapproves, or modifies those actions. During 1998, the Executive Committee held ten meetings. The independent director members of the Executive Committee also serve as the Nominating Committee of the Board of Directors. Centura's Bylaws provide that nominations to the Board of Directors may be made by the Board of Directors or by a committee of the Board of Directors to which such duty is delegated. Nominations recommended by shareholders are not considered by the Nominating Committee. During 1998, the Nominating Committee held four meetings.

     The Compensation and Benefits Committee (the "Compensation Committee") is composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Bowers, none of whom is a Centura officer or employee. The Compensation Committee meets on call for the purpose of reviewing management's compensation and benefit plans and making recommendations in connection therewith to the Board of Directors. During 1998, the Compensation Committee held four meetings.

     The Audit Committee is composed of Messrs. Stronach (Chairman), Bowers, High and Reeves, and Ms. Gravely, none of whom is a Centura officer or employee. The Audit Committee meets quarterly and is charged with ensuring that sufficient internal controls and accounting procedures are in existence and functioning properly for Centura and its subsidiaries. The Audit Committee also recommends the appointment of independent auditors and serves as an independent body to review, with or without the presence of management, the reports of regulatory agencies, external auditors, and internal auditors. The Audit Committee monitors management's action on recommendations made by auditors or examiners to ensure timeliness and appropriateness of response. Recommendations made by the Audit Committee and actions taken by management on such recommendations are reported to the Board of Directors. During 1998, the Audit Committee held four meetings.

     Other regular or special committees may be appointed by the Board of Directors to assist the Board in carrying out its duties and responsibilities.


                             SECURITIES OWNERSHIP

     Except for the Centura Bank Asset Management Department, which, as of February 26, 1999, held 1,323,025 shares of Centura Common Stock in a fiduciary capacity, or 4.9% of the total shares of Centura Common Stock outstanding and which, therefore, may be deemed to be a beneficial owner of such shares, Centura knows of no other persons who beneficially own more than five percent of the outstanding Centura Common Stock.

     The following table shows the number of outstanding shares of Centura Common Stock beneficially owned on February 26, 1999, by the individual nominees and directors of Centura, by the executive officers of Centura, and by the nominees, directors and executive officers as a group. It is anticipated that the directors and executive officers of Centura and their affiliates will vote their shares in favor of the proposals presented at the Annual Meeting. Individuals have sole voting and investment power over their shares unless otherwise indicated in the footnotes.



                                                       Amount of and      Percent
                                                         Nature of          of
             Name of Beneficial Owner              Beneficial Ownership    Class
------------------------------------------------- ---------------------- --------
  Richard H. Barnhardt                                 19,348 (1)             *
  C. Wood Beasley                                      52,257 (2)             *
  Thomas A. Betts, Jr.                                 77,602 (3)             *
  H. Tate Bowers                                       22,982 (4)             *
  Ernest L. Evans                                      13,986 (5)             *
  Bernard W. Franklin                                    291 (6)              *
  Steven J. Goldstein                                   8,219 (7)             *
  Susan E. Gravely                                       411 (8)              *
  John H. High                                         40,545 (9)             *
  Michael K. Hooker                                    2,153 (10)             *
  Robert L. Hubbard                                    55,085 (11)            *
  William H. Kincheloe                                 39,682 (12)            *
  H. Kel Landis III                                    24,087 (13)            *
  Charles T. Lane                                      30,734 (14)            *
  Joseph H. Nelson                                     26,135 (15)            *
  Dean E. Painter, Jr.                               1,121,414 (16)        4.19
  O. Tracy Parks III                                  128,560 (17)            *
  Frank L. Pattillo                                    50,182 (18)            *
  William H. Redding, Jr.                              22,568 (19)            *
  Charles M. Reeves III                               119,175 (20)            *
  Cecil W. Sewell, Jr.                                145,136 (21)            *
  George T. Stronach III                               50,792 (22)            *
  Alexander P. Thorpe III                              67,481 (23)            *
  William H. Wilkerson                                 51,184 (24)            *
  Charles P. Wilkins                                  402,726 (25)         1.50
  All nominees, directors and executive officers
  as a group (26 persons)                                                  9.70%

---------
     * Less than 1%.

(1) Includes 10,548 shares that Mr. Barnhardt has the right to acquire through the exercise of stock options.

(2) Includes 8,937 shares that Mr. Beasley has the right to acquire through the exercise of stock options.

(3) Includes 13,463 shares with respect to which Mr. Betts has no voting or investment power, and 9,782 shares that he has the right to acquire through the exercise of stock options, and 224 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(4) Includes 402 shares with respect to which Mr. Bowers has no voting or investment power and 3,578 shares that he has the right to acquire through the exercise of stock options.

(5) Includes 9,915 shares that Mr. Evans has the right to acquire through the exercise of stock options.

(6) Includes 230 shares that Dr. Franklin has the right to acquire through the exercise of stock options.

(7) Includes 1,000 shares with respect to which Mr. Goldstein has no voting or investment power and 3,325 shares that Mr. Goldstein has the right to acquire through the exercise of stock options, and 1,583 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(8) Includes 232 shares that Ms. Gravely has the right to acquire through the exercise of stock options.

(9) Includes 7,920 shares with respect to which Mr. High has no voting or investment power and 313 shares that he has the right to acquire through the exercise of stock options.

(10) Includes 1,953 shares that Dr. Hooker has the right to acquire through the exercise of stock options.

(11) Includes 293 shares with respect to which Mr. Hubbard has no voting or investment power, 40,189 shares with respect to which he shares voting and investment power, and 12,367 shares that he has the right to acquire through the exercise of stock options.

(12) Includes 6,390 shares with respect to which Mr. Kincheloe has no voting or investment power and 9,980 shares that he has the right to acquire through the exercise of stock options.

(13) Includes 378 shares with respect to which Mr. Landis has no voting or investment power, 1,600 shares with respect to which he shares voting and investment power, 12,296 shares that he has the right to acquire through the exercise of stock options, and 3,458 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(14) Includes 12,554 shares that Mr. Lane has the right to acquire through the exercise of stock options.

(15) Includes 1,485 shares with respect to which Mr. Nelson has no voting or investment power, 3,093 shares with respect to which he shares voting and investment power, and 13,974 shares that he has the right to acquire through the exercise of stock options.

(16) Includes 560,707 shares with respect to which Mr. Painter has no voting or investment power.

(17) Includes 10,220 shares that Mr. Parks has the right to acquire through the exercise of stock options.

(18) Includes 8,941 shares that Mr. Pattillo has the right to acquire through the exercise of stock options and 3,519 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(19) Includes 10,219 shares with respect to which Mr. Redding shares voting and investment power, and 12,249 shares that he has the right to acquire through the exercise of stock options.

(20) Includes 10,857 shares that Mr. Reeves has the right to acquire through the exercise of stock options.

(21) Includes 1,648 shares with respect to which Mr. Sewell has no voting or investment power, 19,197 shares with respect to which he shares voting and investment power, 44,959 shares that he has the right to acquire through the exercise of stock options, and 9,034 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner in which the shares are voted.

(22) Includes 1,485 shares with respect to which Mr. Stronach has no voting or investment power, 15,167 shares with respect to which he shares voting and investment power and 4,641 shares that Mr. Stronach has the right to acquire through the exercise of stock options.

(23) Includes 11,102 shares that Mr. Thorpe has the right to acquire through the exercise of stock options.

(24) Includes 321 shares with respect to which Mr. Wilkerson has no voting or investment power, 28,259 shares that Mr. Wilkerson has the right to acquire through the exercise of stock options, and 9,914 shares held in the 401(k) Plan as to which he is entitled to direct the Trustee as to the manner the shares are voted.

(25) Includes 3,772 shares that Mr. Wilkins has the right to acquire through the exercise of stock options.


            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), Centura's directors, certain officers, and any person holding more than 10% of Centura Common Stock are required to report their ownership of Centura Common Stock and any changes in that ownership to the Securities and Exchange Commission and the NYSE. Specific due dates for these reports have been established, and Centura is required to report in this proxy statement any failure to file by these dates during 1998. All of these filing requirements were satisfied during 1998 by Centura's directors and officers, except the following:

     Charles P. Wilkins did not timely file a report on Form 4 with respect to shares of Centura Stock disposed of by him in March, 1998, as executor of the estate of his brother. This report was filed in April, 1998.


                            DIRECTORS' COMPENSATION

     Each director, except those who are officers of Centura, receives an annual retainer fee of $7,500 plus $750 for each meeting of the Board of Directors attended and $750 for each committee meeting of the Board of Directors attended. In addition, each Chairman of a Centura Board committee, who is not an employee, receives an additional annual retainer of $1,000. Directors also are reimbursed for their travel expenses incurred to attend meetings, which, in the aggregate, amounted to approximately $91,183 in 1998.

     In addition to the base compensation described above, Centura's independent directors receive incentive compensation based on the achievement by Centura of its Economic Value Added ("EVA(R)(1)") target. (See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- The Economic Value Added Incentive Program.") The incentive component provides for a bonus of 50.0% of fees paid during the year if Centura meets its EVA target, with adjustments (both up and down) if such target is exceeded or is not met. As more fully discussed below, Centura exceeded its EVA target for 1998 and, accordingly, Centura directors received aggregate bonus compensation in the amount of $364,233. All but two of the directors deferred such compensation through the Directors' Deferred Compensation Plan (discussed below).

     In addition to the Incentive Program mentioned above, the Compensation Committee authorized directors' participation in the Equity Compensation Program, described below in "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION," in 1998. This action was taken as the result of a study conducted during 1998 by the committee that highlighted the expanded utilization of equity grants as a significant element of director compensation. The terms and conditions of the grants are identical to those issued to employees under the program. Grants made under the Equity Compensation Program


(1) EVA(R) is a registered trademark of Stern, Stewart & Co.

in respect of 1998 performance were awarded in January 1999. Directors were awarded options (the value of which was 50.0% of total compensation, with the number of shares determined by the Black-Scholes valuation model) in respect of 30,608 shares of Centura Common Stock.

Certain directors are eligible to participate in the Directors' Deferred Compensation Plan (for purposes of this section, the "Plan"). The Plan provides non-employee members of the Board of Directors of Centura and Centura Bank with an opportunity to defer for income tax purposes the payment of directors' fees. Under the Plan, directors may elect to receive directors' fees in the form of an option to buy Centura Common Stock, rather than in cash. The Plan does not provide directors any additional compensation or benefits, except for the beneficial effect of the deferral of income. The Plan is administered by the Compensation Committee which has full authority and sole discretion to interpret and construe the Plan, including setting rules and regulations related thereto, and making determinations and taking actions necessary for its implementation and administration. Options to purchase 21,284 shares of Centura Common Stock were granted under the Plan during 1998 (including grants relating to the incentive component of director compensation) to all eligible directors who chose to participate in the Plan as a group (20 persons).


                              EXECUTIVE OFFICERS

     The following table sets forth the name, age, and position of the executive officers of Centura. Each executive officer named below was appointed by the Board of Directors of Centura to a term of office extending until the death, resignation, retirement, removal, or disqualification of the officer or until the officer's successor is appointed and qualifies. The business backgrounds of the officers named below are included in the table of directors of Centura above, except with respect to Messrs. Goldstein, Landis, and Rogers, which are provided below.



Name                           Age (1)  Position
----------------------------- --------- --------------------------------------------------
     Cecil W. Sewell, Jr. (2)    52     Chairman of the Board and Chief Executive Officer
     Frank L. Pattillo           56     Vice Chairman
     William H. Wilkerson        52     President
     Steven J. Goldstein (3)     47     Chief Financial Officer
     H. Kel Landis III (4)       42     Group Executive Officer and President of Centura
                                        Bank, the principal subsidiary of Centura
     B. Thomas Rogers, Jr. (5)   47     Chief Strategy Development Officer

---------
(1) As of April 15, 1999.

(2) Mr. Sewell assumed the offices of Chairman of the Board, Chief Executive Officer and President on February 2, 1997. In April 1998, Mr. Wilkerson was elected President and Mr. Sewell ceased to hold that office. Prior to February 2, 1997, Mr. Sewell served as President and Chief Operating Officer.

(3) Mr. Goldstein was elected Chief Financial Officer of Centura, effective February 1, 1997. Prior to that, he was a principal of A.T. Kearney, Inc.; a principal of EDS Management Consulting Services; a managing director of BEI/Golumbe, Inc.; and a managing director of Kaplan Smith & Associates; each of such firms being engaged in management consulting.

(4) Mr. Landis was elected a Group Executive Officer in April 1996. From April 1995 to April 1996, he was an Executive Vice President. Prior to that he was an Executive Vice President of Centura Bank. Mr. Landis was elected President of Centura Bank in April 1998.

(5) Mr. Rogers was elected Chief Strategy Development Officer in April 1998. From April 1996 through April 1998 he was a Group Executive Officer. From April 1995 to April 1996, he was an Executive Vice President. Prior to that, he was an Executive Vice President of Centura Bank.



         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation in accordance with the rules of the Securities and Exchange Commission. As noted above under "Committees and Director Attendance," the Compensation Committee reviews management's compensation and benefit plans and makes recommendations regarding such plans to the Board of Directors. Review of and recommendations regarding executive compensation are a significant part of that responsibility. Set forth below is a summary of the factors taken into account by the Compensation Committee in assessing executive compensation generally and the compensation of the Chief Executive Officer in particular.

     COMPENSATION OF EXECUTIVE OFFICERS. In general, the performance-related components of executive compensation at Centura are base salary and payments under the incentive and equity compensation programs described below. Base salary is determined on the basis of the position held by the executive and is assessed in comparison to the salaries of similarly situated executives at three selected financial institutions in North Carolina and a sample of thirty-seven comparable financial institutions throughout the United States with assets between $5.3 and $19 billion. Adjustments to base salary are made on the basis of the recommendations of the Chief Executive Officer based on the overall contribution of the executive to the attainment of Centura's financial goals and such executive's record of achievement in directing the activities for which such executive is responsible. Such adjustments are reviewed in light of the salaries of comparable executives in the peer groups referred to above. Generally, such comparison is on the basis of entire compensation, including bonus, and is targeted at the median of salaries of comparable executives in the peer groups referred to above. No specific weighting is assigned to the various factors analyzed in determining the base compensation of executive officers of Centura.


     THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM. The Centura EVA incentive program (the "Incentive Program") provides incentive compensation to certain key employees, including all executive officers, in a form which relates the financial reward to an increase in the value of Centura to its shareholders. In general, EVA is the net operating profit of Centura after taxes, less a capital charge. The capital charge is intended to represent the return expected by the providers of Centura's debt and equity capital, and is determined by Centura's financial consultant on the basis of a formula that takes into account the risk and cost of providing such capital. Management is of the view that EVA improvement is the financial performance measure most closely correlated with an increase in shareholder wealth. EVA improvement can be achieved through operations in three ways: (i) growth of after-tax operating profits on existing capital; (ii) investment in projects or businesses that generate a positive return after taking into account the cost of capital; and (iii) divestiture of businesses that do not generate a positive return after capital cost.

     Under the Incentive Program, the Chief Executive Officer and five other senior officers of Centura (including the executive officers listed in the Summary Compensation Table below) comprise the "Strategic Group." For each member of the Strategic Group, a Target Bonus is declared at the commencement of each year, which Target Bonus is based on a percentage of the executive's base salary. Bonuses earned under the Incentive Program are determined by multiplying the Target Bonus by a Bonus Multiple derived by comparing target and actual EVA for the year in question and adjusted for a "leverage factor" that reflects the expected variability of Centura's performance based on historical factors. The Incentive Program determines target EVA for succeeding years of the program by a formula that adds the average of target and actual EVA for the prior year to an expected improvement factor. For 1998, the expected improvement factor was $1,900,000 per year, resulting in a target EVA of $10,538,000.

     The average of the Target Bonuses for 1998 for all members of the Strategic Group was set at 40.8% of base salary. Actual EVA for 1998 exceeded target EVA; as a result, the average of actual bonuses earned for 1998 by members of the Strategic Group was 56.0% of base salary, or approximately 1.33 times Target Bonus. Pursuant to the Incentive Program, 1998 bonus amounts earned by each participant were applied as follows: (i) the Target Bonus amount was paid in 1999; (ii) one-third of the actual bonus amount in excess of the Target Bonus amount was paid in 1999; and (iii) two-thirds of the actual bonus amount in excess of the Target Bonus amount was added to a "bonus bank" comprised of excess bonus amounts earned by the participant in prior years that remain at risk. One-third of each participant's aggregate "bonus bank" amount was paid in 1999 in addition to the amounts referred to in the preceding sentence. The remaining "bonus bank" amount will be paid in future years, subject to reduction or loss if actual EVA in those years results in bonus determinations that are less than zero.

     In addition to the foregoing, 20% of the 1998 bonus amounts paid to Strategic Group executives was withheld and used to purchase leveraged stock options ("LSOs") on Centura Common Stock to be issued under the Omnibus Plan. The purchase price paid by each executive for each LSO issued in respect of Incentive Program performance for 1998 was $2.80, with the balance of the acquisition price of the underlying shares of Centura Common Stock comprising the option exercise price described below. The option purchase price is 10% of the closing price of Centura Common Stock as reported on the NYSE Composite Tape on the date of issue, January 19, 1999 ($72.6875), which amount is then indexed to the budgeted wage inflation rate. Indexation of the LSO purchase price was instituted in 1998 to increase the number of shares subject to option under the Incentive Program, which number had been materially reduced by increases in the market price of Centura Common Stock over the last several years. This circumstance had created the anomalous result of reducing the number of shares subject to options granted to Incentive Program participants during a period of superior performance. As described below, the features of the program incenting management to continue to increase shareholder value remain in place.

     The 1998 LSO's vest in equal annual installments in January 2000, 2001, 2002, 2003 and 2004 and expire in January 2009. The initial exercise price of the 1998 LSO's is $69.89 (the closing price on the date of issue, $72.6875, less the option purchase price, $2.80), which shall remain in effect for one year from the date of issue. For each year thereafter during the option term, the exercise price will increase as shown below, which increase is intended to reflect the minimum expected increase in value for holders in Centura Common Stock. Accordingly, the exercise price for the 1998 LSO's during the period in which all or a portion of them are vested will be as follows:



 For the Year Commencing  LSO Exercise
         January             Price
------------------------ -------------
           2000            $  74.17
           2001               78.71
           2002               83.53
           2003               88.65
           2004               94.08
           2005               99.85
           2006              105.96
           2007              112.45
           2008              119.34

     EQUITY COMPENSATION PROGRAM. In addition to the Incentive Program mentioned above, the Compensation Committee authorized an equity compensation program (the "Equity Compensation Program") in 1997 to reward and retain selected officers and employees of Centura. This action was taken as the result of a study conducted during 1997 by the committee that highlighted the expanding utilization of equity grants as a significant element of total direct compensation by firms with whom Centura competes for talent in the marketplace. The study confirmed the experience of Centura management that Centura was operating at a distinct disadvantage because of its suboptimum use of equity-based compensation. Under the Equity Compensation Program, non-qualified stock options are granted to selected officers and employees at all levels of the corporation for a ten year term which options will be awarded at market price and vest over eight years as follows: 10% per year at the end of each of the first six years; 15% at the end of the seventh year; and 25% at the end of the eighth year. Grants made under the Equity Compensation Program in respect of 1998 performance were awarded in January 1999. Named Executive Officers were awarded options (the value of which was a percentage of base compensation, with the number of shares determined by use of the Black-Scholes valuation model) in respect of 126,354 shares of Centura Common Stock, together with cash performance units having an aggregate value of $644,406, exercisable at the time of exercise of such options pro rata with the amount of options exercised. It is the intention of the Compensation Committee to award additional options and performance units under the Equity Compensation Plan in respect of performance in 1999. The amount of options awarded for such year and thereafter is discretionary with the committee and will be made on the basis of Centura's financial and operating performance and the requirements of the corporation to attract, retain and motivate the management talent necessary to remain competitive.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. In setting Mr. Sewell's 1998 base salary as Chairman of the Board and Chief Executive Officer of Centura, consideration was given to Centura's financial performance in light of its historical performance, corporate and personal goals established at the beginning of the year in question, and comparison against a select group of comparable financial institutions. Return on assets and equity and earnings per share on an absolute and comparative basis were considered, as were such other factors as loan losses, capital investment and acquisitions. After reviewing performance data, base salary information for chief executive officers of comparable financial institutions was analyzed. Adjustments to base salary were then considered in light of corporate performance and the relationship of such compensation to the peer group. No specific weighting was assigned to these various factors analyzed in determining Mr. Sewell's base salary. During 1998, Mr. Sewell's base salary was $450,000. In addition, under the Incentive Program, Mr. Sewell's Target Bonus was 50.0% of Base Salary. As a result of Centura's performance in 1998, Mr. Sewell received a bonus of 1.33 times his Target Bonus, of which $233,000 was paid in cash in 1999, and $58,445 was applied to the purchase of LSOs in respect of 20,866 shares of Centura Common Stock. Further, under the Incentive Program $7,020 was added to the $127,430 already credited to Mr. Sewell's "bonus bank" account, resulting in $134,450 being credited to that account, which remains at risk as described above. Finally, under the Equity Compensation Program, Mr. Sewell was granted options in respect of 47,118 shares of Centura Common Stock and performance units of $240,300 in respect of such options.

     OTHER COMPENSATION ISSUES. In addition to the foregoing components of executive compensation, the Compensation Committee reviews, on an on-going basis, other components of compensation, such as benefits and perquisites. In all cases, the objective of the Compensation Committee is to assist senior management in attracting, motivating, and retaining qualified executive personnel.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Congress has enacted Section 162(m) of the Code, which disallows a tax deduction for any publicly-held corporation for remuneration exceeding $1 million in any tax year for the Chief Executive Officer and other executive officers named in the Summary Compensation Table. Regulations promulgated by the Internal Revenue Service pursuant to this section of the Code provide exceptions to non-deductibility for certain "performance based compensation," including equity based compensation, if performance goals are set by an independent compensation committee and the terms of the compensation plan are approved by shareholders. In 1997, the Centura Board of Directors adopted and the shareholders approved an amendment to the Omnibus Equity Compensation Plan to authorize types of awards that would be eligible for the "performance based compensation" exception to Section 162(m). While the Omnibus Equity Compensation Plan has received shareholder approval in the past, the Incentive Program, the Equity Compensation Program and the compensation and benefits of the chief executive officer and other executive officers of Centura have not been submitted to shareholders for approval.


                  CENTURA BANKS, INC. COMPENSATION COMMITTEE


WILLIAM H. REDDING, JR., CHAIRMAN                           RICHARD H. BARNHARDT
C. WOOD BEASLEY                                                   H. TATE BOWERS

                            EXECUTIVE COMPENSATION

     The following tables set forth the annual and long-term compensation awarded to, earned by, or paid to Centura's Chief Executive Officer, and the four other most highly compensated officers (collectively, the "Named Executive Officers") for the years ended December 31, 1998, 1997 and 1996 for services rendered in any capacities to Centura and/or its subsidiaries. Bonuses are paid in January of the year following the year in which they are earned.


                          SUMMARY COMPENSATION TABLE



                                                                               Long-Term Compensation
                                                                         ------------------------------------
                                             Annual Compensation                  Awards             Payouts
                                      --------------------------------- --------------------------- --------
                                                             Other      Restricted    Securities
                                                             Annual       Stock       Underlying      LTIP      All Other
  Name and                              Salary    Bonus   Compensation    Awards       Options/     Payouts   Compensation
Principal Position              Year     ($)       ($)       ($)(a)        ($)         SARS(#)       ($)(b)        ($)
------------------------------ ------ --------- ---------   ---------   ----------   -----------   ---------  ------------
Cecil W. Sewell, Jr.           1998   450,000    166,500        0            0           67,984(c)   67,230       27,688(d)
 Chairman of the Board         1997   375,000    122,260        0            0           54,796(e)   63,710       26,687(f)
 and Chief Executive Officer   1996   325,000     89,240        0            0            7,171      34,820        4,750(g)
William H. Wilkerson           1998   269,000     79,260        0            0           31,244(h)   34,130       17,471(i)
 President                     1997   230,000     61,390        0            0           26,070(j)   33,440       15,711(k)
                               1996   210,000     49,850        0            0            4,011      19,530        4,750(g)
H. Kel Landis, III             1998   245,000     72,340        0            0           28,398(l)   30,261       19,840(m)
 Group Executive Officer       1997   215,000     57,800        0            0           24,217(n)   29,210       19,659(o)
                               1996   180,000     40,170        0            0            3,199      15,180        4,750(g)
Frank L. Pattillo              1998   245,000     72,140        0            0           28,470(p)   31,270       18,922(q)
 Vice Chairman                 1997   210,000     56,010        0            0           23,817(r)   30,730       17,368(s)
                               1996   190,000     45,020        0            0            3,650      18,120        5,276(t)
Steven J. Goldstein            1998   245,000     73,760        0            0           28,287(u)   23,210       32,577(v)
 Chief Financial Officer       1997   204,500     58,430        0            0           22,918(w)   18,650       10,778(x)

---------
(a) Amounts reimbursed for payment of taxes on stock awards following satisfaction of required performance goals.

(b) Comprises the sum of (i) 1/3 of the Bonus amount in excess of the Target Bonus for the executive in question, plus (ii) 1/3 of the amount credited for such executive in the "bonus bank" for prior years. See "BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

(c) Consists of 20,866 leveraged options earned under the EVA Incentive Program and 47,118 options awarded under the Equity Compensation Program.

(d) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Sewell under the 401(k) Plan and $22,688 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(e) Consists of 17,296 leveraged options earned under the EVA Incentive Program and 37,500 options awarded under the Equity Compensation Program.

(f) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Sewell under the 401(k) Plan, and $21,937 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(g) Consists of matching contributions made by Centura and allocated to the respective Named Executive Officer under the 401(k) Plan.

(h) Consists of 10,120 leveraged options earned under the EVA Incentive Program and 21,124 options awarded under the Equity Compensation Program.

(i) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $12,471 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(j) Consists of 8,820 leveraged options earned under the EVA Incentive Program and 17,250 options awarded under the Equity Compensation Program.

(k) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Wilkerson under the 401(k) Plan, and $10,961 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(l) Consists of 9,158 leveraged options earned under the EVA Incentive Program and 19,240 options awarded under the Equity Compensation Program.

(m) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Landis under the 401(k) Plan and $14,840 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(n) Consists of 8,092 leveraged options earned under the EVA Incentive Program and 16,125 options awarded under the Equity Compensation Program.

(o) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Landis under the 401(k) Plan, and $14,909 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(p) Consists of 9,230 leveraged options earned under the EVA Incentive Program and 19,240 options awarded under the Equity Compensation Program.

(q) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $1,742 of above-market interest credited during 1998 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $12,180 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(r) Consists of 8,067 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

(s) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan, $1,062 of above-market rate interest credited during 1997 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan, and $11,556 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(t) Consists of matching contributions of $4,750 made by Centura and allocated to Mr. Pattillo under the 401(k) Plan and $526 of above-market rate interest credited during 1996 on compensation deferred by Mr. Pattillo under the Deferred Compensation Plan.

(u) Consists of 8,655 leveraged options earned under the EVA Incentive Program and 19,632 options awarded under the Equity Compensation Program.

(v) Consists of matching contributions of $5,000 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan, $9,787 in consideration of relocation expense, and $17,790 which represents present value of the yearly interest foregone on the non-term premium paid under a split-dollar life insurance arrangement.

(w) Consists of 7,168 leveraged options earned under the EVA Incentive Program and 15,750 options awarded under the Equity Compensation Program.

(x) Consists of matching contributions of $1,791 made by Centura and allocated to Mr. Goldstein under the 401(k) Plan and $8,987 in consideration of relocation expense.


     The following table sets forth certain information concerning stock options granted to the Named Executive Officers in respect of performance in 1998 (see "BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM AND EQUITY COMPENSATION PROGRAM"):


                  OPTION GRANTS IN RESPECT OF LAST FISCAL YEAR







                                                                                                  Potential
                                                                                               Realizable Value
                                                                                              At Assumed Annual
                                                                                             Rates of Stock Price
                                                                                               Appreciation for
                                                                                                 Option Term
                                                                                    --------------------------------------
                          Number of      % of Total
                          Securities      Options      Exercise
                          Underlying     Granted to     or Base
                           Options      Employees in     Price       Expiration
Name                      Granted(#)    Fiscal Year    ($/Share)         Date            5%($)              10%($)
---------------------- --------------- -------------   ------------  -----------  ------------------  ------------------
Cecil W. Sewell, Jr.        20,866(a)       4%             69.89(b)       1/19/09              0(c)          1,319,149(d)
                            47,118(e)       8%           72.6875(f)       1/19/09       2,159,064            5,409,311
William H. Wilkerson        10,120(a)       2%             69.89(b)       1/19/09              0(c)            639,786(d)
                            21,124(e)       4%           72.6875(f)       1/19/09        967,954             2,425,109
H. Kel Landis III            9,158(a)       2%             69.89(b)       1/19/09              0(c)            578,969(d)
                            19,240(e)       3%           72.6875(f)       1/19/09        881,625             2,208,819
Frank L. Pattillo            9,230(a)       2%             69.89(b)       1/19/09              0(c)            583,521(d)
                            19,240(e)       3%           72.6875(f)       1/19/09        881,625             2,208,819
Steven J. Goldstein          8,655(a)       1%             69.89(b)       1/19/09              0(c)            547,169(d)
                            19,632          3%           72.6875(f)       1/19/09        899,587             2,253,822

---------
(a) Leveraged Stock Options (LSOs) granted under Incentive Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- THE ECONOMIC VALUE ADDED INCENTIVE PROGRAM."

(b) Closing price of the shares of Centura Common Stock in respect of which LSOs were granted on the date of grant ($72.6875), less the purchase price of $2.80 per share.

(c) Because LSOs are purchased for $2.80 per share covered by such options (with a concomitant cost of such purchase price over the term of the option) and because the option exercise price increases 6.2% per year over the option term, an increase in the market value of Centura Common Stock of 5% results in a realizable value of zero for such options.

(d) Computed on the assumption that each LSO is held for its full ten-year term and exercised on the last day of such term at the then-applicable purchase price of $119.34. Realizable value is determined by multiplying the number of shares subject to the LSOs by the difference between (i) the value of Centura Common Stock determined by assuming that its market price increases at a rate of 10% per annum, compounded annually for ten full years from the price at date of issue ($72.6875), achieving a value at date of exercise of $187.67 and (ii) a purchase price of $124.45 that is comprised of (A) the option purchase price increased at the rate of 6.2% per annum, compounded annually for ten years ($5.11); plus (B) the option exercise price of $119.34.

(e) Non-qualified Stock Options granted under Equity Compensation Program. See "BOARD COMPENSATION COMMITTEE REPORT EXECUTIVE COMPENSATION -- EQUITY COMPENSATION PROGRAM."

(f) Closing price of the shares of Centura Common Stock in respect of which Non-qualified Stock Options were granted on the date of grant ($72.6875).

     The following table summarizes the options exercised in 1998 by the Named Executive Officers and the number and value of unexercised options at December 31, 1998.


                   AGGREGATED OPTIONS EXERCISED IN 1998 AND
                             YEAR-END OPTION VALUES




                                                                      Number of Securities        Value of Unexercised
                                                                     Underlying Unexercised           In-The-Money
                                                                           Options at                  Options at
                            Shares Acquired                           December 31, 1998(#)       December 31, 1998($)(a)
Name                        on Exercise(#)   Value Realized ($)     Exercisable/Unexercisable    Exercisable/Unexercisable
-------------------------- ---------------- -------------------- ------------------------------- ----------------------
Cecil W. Sewell, Jr ......           0                   0            32,090(b)  74,854           1,887,980  1,082,350
William H. Wilkerson .....           0                   0            26,770     37,309           1,580,305    586,567
Frank L. Pattillo ........       7,770             391,954             2,635(b)  34,695             172,147    562,748
H. Kel Landis III ........       5,000             209,350             6,918(b)  32,482             409,550    454,161
Steven J. Goldstein ......           0                   0               237(b)  39,584(c)           13,635    629,944

---------
(a) Value of unexercised in-the-money options is calculated by multiplying the number of unexercised options at December 31, 1998 by the difference in the closing price of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1998 and the exercise price of the unexercised in-the-money options.

(b) Includes options earned through deferral of compensation.

(c) This includes a diminishing stock option grant which will be exercisable only upon a change of control where the acquiring entity owns at least 75% of the shares in the new company. The grant will reduce to 8,333 shares on 2/1/99 and 0 shares on 2/1/00.



                                 PENSION PLANS

     Centura maintains a noncontributory, qualified pension plan (the "Centura Pension Plan") covering substantially all employees of Centura and its subsidiaries that adopt the plan (collectively referred to for purposes of this section as "Centura"), who have completed one year of service and attained the age of 21. Centura Bank is the Trustee of the Centura Pension Plan. The Centura Pension Plan provides a participant with retirement benefits which in 1998 were based on average compensation during all of the participant's years of credited service after 1992. Under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the "Code"), benefits payable from the Centura Pension Plan are limited; for 1998, annual benefits may not exceed $130,000, and the benefit formula cannot take into account compensation in excess of $160,000 (these limits are adjusted by the Internal Revenue Service from time to time for cost of living increases). Centura also maintains a noncontributory, nonqualified supplemental executive retirement plan (the "SERP"), which provides in part for the payment of additional pension benefits (the "Excess Benefits") to certain executive employees, including the Named Executive Officers, to the extent their benefits under the Centura Pension Plan are reduced on account of the Code limits described above and also provides additional pension benefits relating to deferred compensation, which is not provided in the Centura Pension Plan. The Summary Compensation Table set forth above does not include the amount of the pension contribution, payment or accrual with respect to the Centura Pension Plan or the Excess Benefit for any Named Executive Officer, as such amounts cannot readily be separately or individually calculated by Centura's actuaries.

     The following table illustrates the estimated annual benefits payable to an employee retiring on December 31, 1998 at normal retirement age from a combination of the Centura Pension Plan and the Excess Benefit portion of the SERP, in the following specified compensation and years of service classifications.


                 CENTURA PENSION PLAN AND EXCESS BENEFIT TABLE



    Average
 Compensation                              Years of Service
--------------   ---------------------------------------------------------------------
                     15          20          25          30          35          40
                 ---------   ---------   ---------   ---------   ---------   ---------
 $   125,000       30,527      40,702      50,878      61,053      61,053      61,053
 $   150,000       37,277      49,702      62,128      74,553      74,553      74,553
 $   175,000       44,027      58,702      73,378      88,053      88,053      88,053
 $   200,000       50,777      67,702      84,628     101,553     101,553     101,553
 $   225,000       57,527      76,702      95,878     115,053     115,053     115,053
 $   250,000       64,277      85,702     107,128     128,553     128,553     128,553
 $   300,000       77,777     103,702     129,628     155,553     155,553     155,553
 $   400,000      104,777     139,702     174,628     209,553     209,553     209,553
 $   450,000      118,277     157,702     197,128     236,553     236,553     236,553
 $   500,000      131,777     175,702     219,628     263,553     263,553     263,553
 $   550,000      145,277     193,702     242,128     290,553     290,553     290,553
 $   600,000      158,777     211,702     264,628     317,553     317,553     317,553
 $   650,000      172,277     229,702     287,128     344,553     344,553     344,553


     Covered compensation under the Centura Pension Plan and under the Excess Benefit portion of the SERP is gross salary and wages reportable on Form W-2, including salary reduction contributions to Centura's 401(k) and Flexible Benefits Plans, incentive pay, overtime and bonuses, but excluding non-cash items, fringe benefits, moving expenses, deferred compensation payments, and taxable benefits paid under other plans, such as cash awards to pay taxes on restricted stock distributions. Deferred compensation is also included in covered compensation under the Excess Benefit portion of the SERP. The annual covered compensation used in computing benefits under the Centura Pension Plan and under the Excess Benefit portion of the SERP for the Named Executive Officers ("Covered Compensation") is substantially equivalent to the annual Salary, Bonus, Securities Underlying Options and LTIP Payouts disclosed in the Summary Compensation Table.

     Estimated benefit amounts shown in the table above are not subject to any deduction for Social Security benefits or other offset amounts, and are based on a straight life annuity.

     As of December 31, 1998, the Named Executive Officers have completed the following years of credited service under the Centura Pension Plan:



  Cecil W. Sewell, Jr. ........ 12
  William H. Wilkerson ........ 12
  H. Kel Landis, III .......... 11
  Frank L. Pattillo ........... 24
  Steven J. Goldstein (1) .....  2

     Centura also provides supplemental pension benefits (the "Supplemental Benefits") to certain executive employees, including the Named Executive Officers, under the SERP. The Supplemental Benefits are generally payable upon retirement, death or disability. The Compensation Committee determines the eligible participants and designs individualized Supplemental Benefit packages for each participant. Supplemental Benefit retirement dates and payout periods are set on a case-by-case basis.

     The Supplemental Benefit for the five Named Executive Officers set forth below is subject to changes in their compensation, but is not dependent on years of service. The Supplemental Benefit formula for each of these individuals provides for a monthly retirement payment equal to 70% of his final monthly Covered Compensation, less amounts payable under the Centura Pension Plan, the Excess Benefit portion of the SERP, and Social Security payments. The Supplemental Benefit retirement age is 58, and payments are made for 20 years for Messrs. Sewell, Wilkerson and Pattillo. The Supplemental Benefit retirement age is 65 and payments are made for 15 years for Messrs. Landis and Goldstein. The annual Supplemental Benefit payable for each of these five Named Executive Officers is set forth below for the specified compensation classifications.



                                Annual Payment     Annual Payment
Named Executive Officer        (1998 Comp.)(3)   (Maximum Comp.)(4)
----------------------------- ----------------- -------------------
  Cecil W. Sewell, Jr. ......      $291,630           $352,024
  William H. Wilkerson ......      $162,417           $352,029
  Frank L. Pattillo .........      $124,742           $299,170
  H. Kel Landis III .........      $ 47,984           $116,968
  Steven J. Goldstein .......      $109,516           $262,269

---------
(1) Although the Social Security offset in the Supplemental Benefit does not take effect until the Named Executive Officer reaches the age of 62, the table reflects the full amount of the anticipated Social Security offset. Prior to age 62, the Supplemental Benefit will include an additional annual payment of approximately $14,400, $14,508, and $14,088, respectively, for Messrs. Sewell, Wilkerson, and Pattillo. This additional payment is not expected to vary with changes in Covered Compensation.

(2) In the event Messrs. Sewell, Wilkerson, and Pattillo do not retire at age 58, their annual Supplemental Benefits would be $31,346, $38,662, and $40,800, respectively, paid over 15 years commencing upon retirement at age 65.

(3) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to his 1998 Covered Compensation as shown in the Summary Compensation Table.

(4) This column shows the annual Supplemental Benefit assuming the participant's final monthly Covered Compensation is equal to 120% of the Covered Compensation of the highest paid individual listed in the Summary Compensation Table.



                        EXECUTIVE EMPLOYMENT AGREEMENTS

     From time to time, Centura enters into employment agreements with certain of its directors, executive officers, and key employees. None of the Named Executive Officers currently has such an agreement. In connection with the acquisition of CLG, Inc. by Centura in November, 1996, Dean E. Painter, Jr., a director of Centura, entered into an Executive Employment Agreement with CLG for a term of five years at a base salary of $360,000 and providing for additional compensation and benefits to Mr. Painter equivalent to those enjoyed by comparably situated officers of Centura. In connection with the acquisition of Betts & Company in November, 1997, Thomas A. Betts, Jr., a Centura director, entered into an Executive Employment Agreement with Centura Insurance Services, Inc. for a term of five years at a base salary of $240,000, with additional incentive compensation provided for based on the performance of Mr. Betts and CIS, and providing for additional benefits to Mr. Betts equivalent to those enjoyed by comparably situated officers of Centura.


                               OPTION REPRICING

      No action was taken in 1998 to lower the exercise price of an option held by the Named Executive Officers.


                            COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of Centura during 1998 was composed of Messrs. Redding (Chairman), Barnhardt, Beasley, and Bowers. None of the members of the Compensation Committee were officers or employees of Centura or its subsidiaries during 1998 or in prior years.

     None of the executive officers of Centura served as a member of the board of directors or as a member of the compensation committee (or other board committee performing equivalent functions) of another entity during 1998, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Centura. Consequently, there are no interlocking relationships between Centura and other entities that might affect the determination of the compensation of executive officers of Centura.

                        COMPARATIVE COMPANY PERFORMANCE

     The following line graph compares the monthly cumulative total shareholder return of Centura Common Stock for the five-year period beginning December 31, 1993, and ending December 31, 1998, with the monthly cumulative total return of each of the Standard & Poors Small Cap 600 Index, the Standard & Poors 500 Index, and the SNL NYSE Bank Index.
[GRAPHIC OMITTED]




---------
** Figures provided by SNL Securities.

(1) Assumes $100 invested at the close of trading on December 31, 1993 in Centura Banks, Inc. Common Stock, Standard & Poors Small Cap 600, Standard & Poors 500, and SNL NYSE Bank Index.

(2) Cumulative total return assumes reinvestment of dividends.

(3) Closing prices of Centura Common Stock reported on the NYSE Composite Tape on December 31, 1994, 1995, 1996, 1997 and 1998 were $24.375, $35.125,
    $44.625, $69.000 and $74.375 respectively.

                CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     From time to time, Centura Bank extends credit to executive officers and directors of Centura, members of their immediate families, and companies with which they are associated, in the ordinary course of business. During 1998 and through January 31, 1999, the highest aggregate amount of such extensions of credit was approximately $23.0 million (approximately 4% of Centura's equity capital). At December 31, 1998, executive officers and directors, and their immediate families or related entities, as a group, were indebted to Centura Bank in the approximate aggregate amount of $22.9 million (approximately 4% of Centura's equity capital). All extensions of credit to executive officers and directors were made in the ordinary course of business and on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unaffiliated parties. These loans do not involve more than the normal risk of collectibility or present other unfavorable features. Centura Bank has had, and expects to have in the future, similar banking transactions with directors, executive officers, principal stockholders, and their associates.

     In November 1997, Centura acquired Betts & Company, an insurance agency, of which Thomas A. Betts, Jr., a Centura director, was a partner. The transaction was on an arms-length basis and Mr. Betts took no part in the deliberations of the Board of Directors regarding the transaction.

     In November 1996, Centura acquired CLG, Inc., a technology leasing company headquartered in Raleigh, North Carolina ("CLG"). Following its acquisition by Centura, CLG entered into a lease with Painter Properties, which is 100% owned by Mr. Painter, for CLG's main administrative office building in Raleigh, North Carolina, providing for total aggregate rental payments over the term of the lease of approximately $756,000.

     Centura Bank has entered into a lease with Cameron-Edenton Company for a drive-in bank facility in Edenton, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $314,426. Charles M. (Terry) Reeves, III, a director of Centura, is a 50% partner in Cameron-Edenton Company.

     Centura Bank has entered into a lease with Wren Land Company for a drive-up banking facility and administrative offices in Wilson, North Carolina, which provides for total aggregate rental payments over the term of the lease of approximately $526,134. George T. Stronach III, a director of Centura, owns one-third of Wren Land Company.

     Charles T. Lane, a director of Centura, is a partner in the law firm of Poyner & Spruill, L.L.P., which firm performed legal services for Centura and Centura Bank during 1998. During 1998, fees paid to Poyner & Spruill, L.L.P. by Centura for legal services were, in the aggregate, $1,351,610, which exceeded five percent of Poyner & Spruill, L.L.P.'s gross revenues.

     O. Tracy Parks, III, a director of Centura, is a partner in the law firm Parks, Pate & Scarborough, L. L. P., which firm performed legal services for Centura Bank during 1998. During 1998, fees paid to Parks, Pate & Scarborough, L.L.P. by Centura Bank for legal services did not exceed five percent of the firm's gross revenues.


                             SELECTION OF AUDITORS

     KPMG LLP, Certified Public Accountants ("KPMG"), served as independent public accountants for the purpose of auditing Centura's consolidated financial statements for the year 1998. A representative of KPMG is expected to be present at the Annual Meeting to answer questions concerning the financial statements presented and will be permitted to make a statement at the meeting.


                             SHAREHOLDER PROPOSALS

     It is anticipated that Centura will hold its 2000 annual meeting of shareholders in April 2000. Shareholders wishing to submit proposals for inclusion in the Centura proxy statement for the 2000 annual meeting must submit such proposals to the Secretary of Centura by November 17, 1999 in order to be considered for inclusion in the proxy materials for such meeting. The Board of Directors of Centura will review any shareholder proposal that is received by this date and will determine whether any such proposal should be included in the proxy solicitation materials for the 2000 annual meeting. Proposals so presented may be excluded from the proxy solicitation materials if they fail to meet certain criteria established under the Exchange Act. Shareholders are urged to submit any such proposal to Centura by certified mail, return receipt requested.

                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of Centura knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this proxy statement. However, if any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy will be deemed to confer discretionary authority upon the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.



                                                   /s/ Cecil W. Sewell, Jr.
                                                   Cecil W. Sewell, Jr.
                                                   Chairman of the Board and
                                                   Chief Executive Officer

By order of the Board of Directors
March 16, 1999

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                              CENTURA BANKS, INC.

                         PROXY/VOTING INSTRUCTION CARD

     The signee hereby appoints Charles T. Lane and O. Tracy Parks III, as the proxies of the signee, with full power of substitution to each of them, to vote the Common Stock, which the signee is entitled to vote at the Annual Meeting of Shareholders of Centura Banks, Inc. and any and all adjournments thereof, to be held at the Edgecombe Community College, 225 Tarboro Street, Rocky Mount, NC on April 21, 1999, at 10:00 A.M.

                                  COMMON STOCK


       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                              FOLD AND DETACH HERE

              CENTURA BANKS, INC.-- ANNUAL MEETING, APRIL 21, 1999

                            YOUR VOTE IS IMPORTANT!

                        YOU CAN VOTE IN ONE OF TWO WAYS:

1. Call TOLL FREE 1-888-215-6726 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       OR

2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.
--------------------------------------------------------------------------------

                                                 WITH-     FOR ALL
                                         FOR      HOLD      EXCEPT
1.   The election of seven Class III     [  ]     [  ]       [  ]
     Directors for terms of three
     years as follows:

     (01) H. TATE BOWERS,               (02) BERNARD W. FRANKLIN,
     (03) SUSAN E. GRAVELY,             (04) JOHN H. HIGH,
     (05) ROBERT L. HUBBARD,            (06) WILLIAM H. REDDING, JR. AND
     (07) CHARLES M. (TERRY) REEVES III

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------

                                                    Please mark your
                                                    votes as indicated       [X]
                                                    in this example

                 To act upon such other matters as may properly come before said meeting and any adjournments thereof.



                                  COMMON STOCK

Please be sure to sign and date         Date
  this Proxy in the box below.


----------------------------------------------------------
Shareholder sign above      Co-holder (if any) sign above

     The Proxies are directed to vote as specified, and in their discretion on all other matters which may come before the meeting or any adjournments thereof. If no direction is given, this proxy will be voted "FOR" the Election of Directors.

PLEASE SIGN EXACTLY AS YOUR NAME(S) APPEAR(S) ON THIS CARD. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

                 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

   ***IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ THE INSTRUCTIONS BELOW***

                               VOTE BY TELEPHONE

                        QUICK * * * EASY * * * IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PLEASE HAVE THIS CARD HANDY WHEN YOU CALL. YOU'LL NEED IT IN FRONT OF YOU IN ORDER TO COMPLETE THE VOTING PROCESS.

You will be asked to enter the CONTROL NUMBER (look below at right).

OPTION A:    To vote as the Board of Directors recommends on THE proposal, press 1.
             Your vote will be confirmed.

OPTION B:    If not, press 0. You will hear these instructions:

             ITEM 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9. To WITHHOLD FOR AN INDIVIDUAL NOMINEE, PRESS 0 and listen to the instructions.


               IF YOU VOTE BY TELEPHONE, DO NOT RETURN YOUR PROXY.

                              THANK YOU FOR VOTING

CALL * * * TOLL FREE * * * ON A TOUCH TONE TELEPHONE        FOR TELEPONE VOTING:
                                                             CONTROL NUMBER
          1-888-215-6725 - ANYTIME                         -------------------
          There is NO CHARGE to you for this call.         -------------------